Exhibit 99.(a)(1)(E)

NOTICE OF RECEIPT OF ELECTION FORM (PRE-EXPIRATION OF OFFER)
To: [Name]
From: Black Box Corporation
Subject: Statement Regarding Notice of Receipt of Election Form (Pre-Expiration of Offer)

This notice is to inform you that we have received your Election Form from our Offer pursuant to the Offer to Amend or Replace Eligible Options filed with the SEC on November 19, 2007 (the “Offering Memorandum”). Capitalized terms not otherwise defined herein shall have the meaning set forth in the Offering Memorandum.

Under the terms of the Offer and according to your Election Form, you have elected the following:

Eligible
Option		Original		Elect to Amend
(Original		Option	Shares	or Replace
Number of	Original Date	Exercise	Eligible for	Entire Eligible
Shares)	of Grant	Price($)	Tender Offer	Portion
$
$
$
$
$

We strongly encourage you to keep a copy of this document for your records.

With respect to the Eligible Portion of the Eligible Option(s) which you elected not to tender for amendment or replacement (i.e., the Eligible Option(s) with the word “No” set forth in the column “Elect to Amend or Replace Entire Eligible Portion”), we would like to remind you of the following: (i) you will be responsible for all federal, state and local taxes and penalties with respect to the non-tendered Eligible Options and (ii) you will not receive a Cash Bonus payment with respect to such Eligible Option(s). If the above table does not accurately reflect your intent with respect to the Eligible Option(s), you may change your election by following the procedures set forth below.

You may change your election at any time before 11:59 p.m., Eastern Standard Time, on Tuesday, December 18, 2007 (or a later expiration date if Black Box extends the Offer) (the “Expiration Date”) by submitting a new Election Form by email to 409A.StockOptions@BlackBox.com or by facsimile to “409A Stock Options TO Administrator” at (724) 873-6608.

Note: Your most recent Election Form submitted by email to 409A.StockOptions@BlackBox.com or by facsimile to “409A Stock Options TO Administrator” at (724) 873-6608 before the Expiration Date will be the form considered for acceptance by Black Box.

A Final Election Confirmation Statement will be forwarded to you within three (3) business days following the Expiration Date. The Final Election Confirmation Statement should contain the same information as the most recent Notice of Receipt of Election Form that you previously received by email from 409A.StockOptions@BlackBox.com plus your new exercise price and Cash Bonus, if any.

In the event that you do not receive the Final Election Confirmation Statement confirming your election in the time frame so described, please send your printed copies of your Election Form(s), and any Notice of Receipt of Election Form(s) that you did receive by email to 409A.StockOptions@BlackBox.com or by facsimile to “409A Stock Options TO Administrator” at (724) 873-6608 to evidence proper and timely submission of your election(s).

Please note that our receipt of your Election Form and your receipt of this Notice of Receipt of Election Form are not by themselves an acceptance by Black Box of your election. Your Eligible Option is not deemed amended pursuant to the terms and conditions of the Offer until you receive a Final Election Confirmation Statement (Post-Expiration of Offer) from us after the Expiration Date.